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                        SUBSIDIARIES OF THE REGISTRANT

          Photomatrix Imaging, Inc., Nevada
          I-PAC Manufacturing, Inc., California
          National Metal Technologies, Inc., California
          I-PAC Precision Machining, California
          Photomatrix Acquisition Inc., California
          PHRX Rep Co., California
          I-PAC Express Assembly, Inc.
          Lexia Systems, Inc., California
          Xscribe Imaging, Inc., California
          Xscribe Legal Systems, Inc. California